Exhibit 4.1

ASSIGNMENT OF RECEIVABLES IN ADDITIONAL ACCOUNTS

(As required by Section 2.09 of
the Pooling and Servicing Agreement)

ASSIGNMENT No. 156 OF RECEIVABLES IN ADDITIONAL ACCOUNTS dated as of June 13, 2009, by and between CITIBANK (SOUTH DAKOTA), NATIONAL ASSOCIATION, a national banking association, Seller and Servicer ("Citibank (South Dakota)") and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation (the "Trustee"), pursuant to the Pooling and Servicing Agreement referred to below.

W I T N E S S E T H :

WHEREAS, Citibank (South Dakota), as Seller, Servicer, and successor by merger to Citibank (Nevada), National Association, as Seller, and the Trustee are parties to the Amended and Restated Pooling and Servicing Agreement dated as of October 5, 2001 (as amended and supplemented through the date hereof, the "Agreement");

WHEREAS, pursuant to the Agreement, Citibank (South Dakota) wishes to designate Additional Accounts to be included as Accounts and to convey the Receivables of such Additional Accounts, whether now existing or hereafter created, to the Trust as part of the corpus of the Trust (as each such term is defined in the Agreement); and

WHEREAS, the Trustee is willing to accept such designation and conveyance subject to the terms and conditions hereof;

NOW, THEREFORE, Citibank (South Dakota), the Servicer and the Trustee hereby agree as follows:

1.           Defined Terms.  All capitalized terms used herein shall have the meanings ascribed to them in the Agreement unless otherwise defined herein.

"Addition Date" shall mean, with respect to the Additional Accounts designated hereby, June 13, 2009.

"Additional Cut-Off Date" shall mean, with respect to the Additional Accounts designated hereby, June 13, 2009.

2.           Designation of Additional Accounts.  Attached as Schedule I hereto is a computer file or microfiche list containing a true and complete schedule identifying the Additional Accounts, specifying for each such Additional Account designated by this Assignment, as of the Additional Cut-Off Date, its account number, the aggregate amount outstanding in such Account and the aggregate amount of Principal Receivables outstanding in such Account, which computer file or microfiche list shall supplement Schedule I to the Agreement.

3.           Conveyance of Receivables.

(a)           Citibank (South Dakota) does hereby sell, transfer, assign, set over and otherwise convey to the Trustee, on behalf of the Trust, for the benefit of the Certificateholders, all its right, title and interest in, to and under the Receivables of such Additional Accounts existing at the close of business on the Additional Cut-Off Date and thereafter created from time to time until the termination of the Trust, all monies due or to become due and all amounts received with respect thereto and all proceeds thereof (including "proceeds" as defined in the UCC as in effect in the State of South Dakota).  The foregoing does not constitute and is not intended to result in the creation or assumption by the Trust, the Trustee, any Investor Certificateholder or any Series Enhancer of any obligation of the Servicer, any Seller or any other Person in connection with the Accounts, the Receivables or under any agreement or instrument relating thereto, including any obligation to Obligors, merchant banks, merchants clearance systems, MasterCard, VISA, American Express or insurers.

(b)           In connection with such sale, Citibank (South Dakota) agrees to record and file, if necessary, at its own expense, financing statements (and continuation statements when applicable) with respect to the Receivables now existing and hereafter created meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect, and maintain perfection of, the sale and assignment of the Receivables to the Trust, and to deliver a file-stamped copy of each such financing statement or other evidence of such filing to the Trustee on or prior to the Addition Date.  The Trustee shall be under no obligation whatsoever to file such financing or continuation statements or to make any other filing under the UCC in connection with such sale and assignment.

(c)           In connection with such sale, Citibank (South Dakota) further agrees, at its own expense, on or prior to the date of this Assignment, to indicate in the appropriate computer files that Receivables created in connection with the Additional Accounts designated hereby have been conveyed to the Trust pursuant to the Agreement and this Assignment for the benefit of the Certificateholders.

4.           Acceptance by Trustee.  Subject to the satisfaction of the conditions set forth in Section 6 of this Assignment, the Trustee hereby acknowledges its acceptance on behalf of the Trust of all right, title and interest to the property, now existing and hereafter created, conveyed to the Trust pursuant to Section 3(a) of this Assignment, and declares that it shall maintain such right, title and interest, upon the trust set forth in the Agreement for the benefit of all Certificateholders.  The Trustee further acknowledges that, prior to or simultaneously with the execution and delivery of this Assignment, the Sellers delivered to the Trustee the computer file or microfiche list described in Section 2 of this Assignment.

5.           Representations and Warranties of Citibank (South Dakota). Citibank (South Dakota) hereby represents and warrants to the Trustee, on behalf of the Trust, as of the date of this Assignment and as of the applicable Addition Date that:

(a)           Legal Valid and Binding Obligation.  This Assignment constitutes a legal, valid and binding obligation of Citibank (South Dakota) enforceable against Citibank (South Dakota) in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally from time to time in effect;

(b)           Eligibility of Accounts.  Each Additional Account designated hereby is an Eligible Account;

(c)           Insolvency.  As of each of the Additional Cut-Off Date and the Addition Date for each of the Additional Accounts designated hereby, no Insolvency Event with respect to Citibank (South Dakota) has occurred and the transfer of the Receivables arising in such Additional Accounts to the Trust has not been made in contemplation of the occurrence thereof;

(d)           Adverse Effect.  The addition of the Receivables arising in the Additional Accounts will not result in the occurrence of an Amortization Event;

(e)           Security Interest.  This Assignment constitutes a valid sale, transfer and assignment to the Trust of all right, title and interest of Citibank (South Dakota) in the Receivables now existing or hereafter created, all monies due or to become due and all amounts received with respect thereto and the "proceeds" thereof (including "proceeds" as defined in the UCC as in effect in the State of South Dakota), or, if this Assignment does not constitute a sale of such property, it constitutes a grant of a first priority perfected "security interest" (as defined in the UCC as in effect in the State of South Dakota) in such property to the Trust, which, in the case of existing Receivables and the proceeds thereof, is enforceable upon execution and delivery of this Assignment, and which will be enforceable with respect to such Receivables hereafter created and the proceeds thereof upon such creation.  Upon the filing of the financing statement described in Section 3 of this Assignment (if required) and, in the case of Receivables hereafter created and the proceeds thereof, upon the creation thereof, the Trust shall have a first priority perfected security or ownership interest in such property;

(f)           No Conflict.  The execution and delivery by Citibank (South Dakota) of this Assignment, the performance of the transactions contemplated by this Assignment and the fulfillment of the terms hereof applicable to Citibank (South Dakota), will not conflict with or violate any Requirements of Law applicable to Citibank (South Dakota) or conflict with, result in any breach of any of the material terms and provisions, or constitute (with or without notice or lapse of time or both) a material default under, any indenture, contract, agreement, mortgage, deed of trust or other instrument to which Citibank (South Dakota) is a party or by which it or its properties are bound;

(g)           No Proceedings.  There are no proceedings or investigations pending or, to the best knowledge of Citibank (South Dakota), threatened against Citibank (South Dakota) before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality (i) asserting the invalidity of this Assignment, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Assignment, (iii) seeking any determination or ruling that, in the reasonable judgment of Citibank (South Dakota), would materially and adversely affect the performance by Citibank (South Dakota) of its obligations under this Assignment or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Assignment; and

(h)           All Consents.  All authorizations, consents, orders or approvals of any court or other governmental authority required to be obtained by Citibank (South Dakota) in connection with the execution and delivery of this Assignment by Citibank (South Dakota) and the performance of the transactions contemplated by this Assignment by Citibank (South Dakota), have been obtained.

6.           Conditions Precedent.  The acceptance of the Trustee set forth in Section 4 of this Assignment and the ratification of the Agreement as supplemented by this Assignment as set forth in Section 7 of this Assignment are subject to the satisfaction, on or prior to the applicable Addition Date, of the following conditions precedent:

(a)           Representations and Warranties.  Each of the representations and warranties made by Citibank (South Dakota) in Section 5 of this Assignment shall be true and correct as of the date of this Assignment and as of the Addition Date.

(b)           Agreement.  Each of the conditions set forth in Section 2.09(d) of the Agreement applicable to the designation of the Additional Accounts to be designated hereby shall have been satisfied and each of the covenants set forth in Section 2.09(g) of the Agreement applicable to the designation of Additional Accounts to be designated hereby shall have been fulfilled.

(c)           Additional Information.  Citibank (South Dakota) shall have delivered to the Trustee such information as was reasonably requested by the Trustee to satisfy itself as to the accuracy of the representation and warranty set forth in Section 5(c) of this Agreement.

7.           Ratification of Agreement.  As supplemented by this Assignment, the Agreement is in all respects ratified and confirmed and the Agreement as so supplemented by this Assignment shall be read, taken and construed as one and the same instrument.

8.           Counterparts.  This Assignment may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

9. GOVERNING LAW.  THIS ASSIGNMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF SOUTH DAKOTA, INCLUDING SOUTH DAKOTA CODIFIED LAWS TITLE 54, CHAPTER 1, SECTIONS 9 AND 10, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed by their respective officers as of the day and year first above written.

CITIBANK (SOUTH DAKOTA),
NATIONAL ASSOCIATION,
Seller and Servicer,

By:  /s/ Douglas C. Morrison
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Douglas C. Morrison
Vice President

DEUTSCHE BANK TRUST COMPANY
AMERICAS,
Trustee,

By:  /s/ Irene Siegel
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Irene Siegel
Vice President

By:  /s/ Maria Inoa
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Maria Inoa
Associate

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